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Exhibit 10.8

        ASSET PURCHASE AGREEMENT
between

EXPLORATION PARTNERS, LLC,
A Virginia limited liability company,
and others,
"SELLER",

and

LINN ENERGY HOLDINGS, LLC,
a Delaware limited liability company,
and others,
"PURCHASER"

DATED: October 1, 2005

ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement is made and entered into this 1st day of October, 2005 by and between EXPLORATION PARTNERS, LLC, a Virginia limited liability company ("EPLLC"), EXPLORATION PARTNERS, INC., a Virginia corporation ("EPI"), and THOMAS A. DINGLEDINE and JACOB G. FORD, as attorneys-in-fact for the holders of co-ownership interests whose names are listed on the signature page of this Agreement (the "Other Sellers", collectively, together with EPLLC and EPI, "Seller"), all with a business address of 1414 Sachem Village, #1, Charlottesville, VA 22901 and a mailing address of P.O. Box 7831, Charlottesville, VA 22906; and LINN ENERGY HOLDINGS, LLC, a Delaware limited liability company, LINN OPERATING, INC., a Delaware corporation, and MID ATLANTIC WELL SERVICE, INC., a Delaware corporation, with a business and mailing address of 650 Washington Road, 8th Floor, Pittsburgh, PA 15228 (collectively, the "Purchaser").

BACKGROUND

        Seller is the owner of certain assets which Seller desires to sell and transfer to Purchaser and Purchaser desires to purchase and receive from Seller for the consideration and upon the terms and conditions hereinafter set forth.

  Definitions

        For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section or in the Section of this Agreement in which such terms are defined:

        "Breach"—any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other document to be delivered in connection with the transactions contemplated herein, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

        "Closing"—as defined in Section 2.

        "Closing Date"—as defined in Section 2.

        "Contracts"—as defined in Section 6.7.

        "Data"—as defined in Section 1.1F.

        "Dispute"—as defined in Section 14.1.

        "Due Diligence Reports"—as defined in Section 9.3.

        "Effective Time"—as defined in Section 2.

        "Environmental Defects"—as defined in Section 9.2.

        "Environmental Laws"—as defined in Section 6.9.

        "EPI"—as defined in the introduction

        "EPLLC"—as defined in the introduction

        "Equipment"—as defined in Section 1.1E.

        "Equitable Limitations"—as defined in Section 6.17.

        "Excluded Assets"—as defined in Section1.6.

        "Governing Documents"—with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of entity, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the entity; (f) all equityholders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any entity or relating to the rights, duties and obligations of the equityholders of any entity; and (g) any amendment or supplement to any of the foregoing.

        "Governmental Body"—any:

           (a)  nation, state, county, city, town, borough, village, district or other jurisdiction;

           (b)  federal, state, local, municipal, foreign or other government;

           (c)  governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

           (d)  multinational organization or body;

           (e)  body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

            (f)  official of any of the foregoing.

        "Hazardous Substance"—as defined in Section 6.9.

        "Interests"—as defined in Section 1.1.

        "Legal Requirement"—any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

        "Losses"—as defined in Section 12.

        "Minimum Threshold"—as defined in Section 12.

        "Notice"—as defined in Section 16.

        "Oil and Gas Interest"—as defined in Section 1.1A.

        "Ordinary Course of Business"—an action taken by a party will be deemed to have been taken in the Ordinary Course of Business only if that action:

           (a)  is consistent in nature, scope and magnitude with the past practices of such party and is taken in the ordinary course of the normal, day-to-day operations of such party;

           (b)  does not require authorization by the board of managers or board of directors or the members or shareholders of such party (or by any party or group of parties exercising similar authority) and does not require any other separate or special authorization of any nature; and

           (c)  is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other parties that are in the same line of business as such party.

        "Other Sellers"—as defined in the introduction

        "Permits"—as defined in Section 6.14.

        "Permitted Encumbrances"—as defined in Section 9.1.

        "Proceeding"—any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private)

commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

        "Purchase Price"—as defined in Section 3.1

        "Purchaser"—as defined in the introduction.

        "Release"—any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the environment or into or out of any property.

        "Rights-of-Way"—as defined in Exhibit A-2.

        "Seller"—as defined in the introduction.

        "Substances"—as defined in Section 1.1C.

        "Surface Contracts"—as defined in Section 1.1D.

        "Tax Return"—any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any tax.

        "Title Defect"—as defined in Section 9.1.

        "WARN Act"—as defined in Section 6.3.

        "Wells"—as defined in Section 1.1B.

        NOW THEREFORE, for and in consideration of the promises and of the mutual agreements hereinafter set forth, and intending to be legally bound, the parties hereto agree as follows:

        1.    Transfer of Assets.    All of the assets sold hereunder are owned by Seller. Upon and subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to transfer, convey and assign to Purchaser on the Closing Date (as hereinafter defined), free and clear of all liens, pledges, and encumbrances of every kind, character, and description, with the exception of Permitted Encumbrances, as defined in section 9.1 of this Agreement, and Purchaser agrees to purchase and acquire from Seller on the said date, the Interests (as "Interests" are defined in Section 1.1 of this Agreement).

          1.1    Interests Defined.    As used herein, the term "Interests" means the aggregate of all right, title and interest owned by Seller in, to and under the following:

          A.    Oil and Gas Interests.    All leasehold interests, fee mineral interests, and operating rights, described in Exhibit A-1, but only as they relate to the wells described in the list of Net Revenue Interests and Working Interests in Exhibit A-2, and only to the extent of any spacing or proration unit attributable to each well located on the subject properties, including all depths and formations penetrated by the wells (the "Oil and Gas Interest"). As used herein, Net Revenue Interest shall mean an interest (expressed as a percentage) in and to all gas produced and saved from or attributable to an Oil and Gas Interest after giving effect to all valid overriding royalties, oil payments, production payments, net profits interest, carried interests, royalty interests, reservations and other similar burdens upon, measured by, or payable out of production therefrom, and Working Interest shall mean, with respect to any Oil and Gas Interest, the interest in and to such Oil and Gas Interest and all rights and obligations of every kind and character appurtenant thereto, or arising therefrom, without regard to any valid overriding royalties, oil payments, production payments, net profits interest, carried interests, royalty interests, reservations and other similar encumbrances or charges against production therefrom, insofar as such interest is burdened with the obligation to bear and pay costs of operations in respect of such Oil and Gas Interest.

          B.    Wells.    All natural gas and/or oil wells located on the Oil and Gas Interests, whether producing, operating, shut-in or temporarily abandoned (the "Wells"). Seller agrees to sell and convey to Purchaser the working interest and net revenue interests as shown on the attached Exhibits A-1 and A-2. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN, THE CONVEYANCE OF WELLS IS MADE AND ACCEPTED ON AN "AS IS" AND "WHERE IS" BASIS.

          C.    Severed Substances.    All severed natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids and other hydrocarbons and other minerals or materials of every kind and description produced from the Oil and Gas Interests and either (a) in storage tanks on the Closing Date, (b) in pipelines on the Closing Date or (c) sold on or after the Closing Date (the "Substances").

          D.    Surface Contracts.    All right-of-way agreements or other agreements relating to the use or ownership of surface properties that are used or have previously been held for use for flow lines in connection with the production of Substances from the Oil and Gas Interests, including the right of way agreements and other agreements described on Exhibit A-3 (the "Surface Contracts"). The rights granted Purchaser shall be non-exclusive, Seller reserving its rights under said agreements solely for use in connection with the Excluded Assets and the reversionary rights/interests under the Farmout Agreement referred to in Section 1.3; provided that (i) the reservation of Seller does not violate or create a default under the Surface Contracts or restrict Purchaser's rights under the Surface Contracts, and (ii) Seller complies with all of the terms and conditions of the Surface Contracts in connection with the exercise of its rights thereunder.

          E.    Equipment.    All equipment, fixtures and physical property (the "Equipment"), including (a) wells, well and lease equipment and surface equipment owned by the Seller, such as casing, tubing, connections, rods, pipelines, gathering systems, compressors, separators, tanks, connections, pumps, machinery, tools, materials, supplies, inventory, buildings and other property and equipment of every kind, located upon the Oil and Gas Interests, or (b) other equipment used or obtained for use in connection with the Oil and Gas Interests, as described in Exhibit B-1, but excluding the property and equipment described in Exhibit B-2.

          F.    Information and Data.    Copies of all information relating to the assets to be acquired by Purchaser that is presently owned by EPLLC and contained in EPLLC's data rooms located at its offices, or at its agents' and representatives' offices, including copies of all maps, well logs and well files, to the extent the transfer thereof is not prohibited by existing contractual obligations (the "Data"); however, all such copies shall be made at Purchaser's expense, and EPLLC shall have no obligation to furnish Purchaser any data or information which EPLLC cannot provide Purchaser because of third party restrictions, and further, EPLLC shall not be obligated to provide its income tax returns and correspondence related thereto.

          G.    Contracts.    All gas sales contracts pertaining to the Oil and Gas Interests. EPLLC shall provide to Purchaser, in either original or copied versions, all contracts that govern the purchase of hydrocarbon substances from all of the Oil and Gas Interests in EPLLC's possession.

          H.    Permits.    All franchises, licenses, permits, approvals, consents, certificates and other authorizations and other rights granted by governmental authorities, immunities, privileges, grants and other rights, that directly relate to the other assets or the ownership or operation of any thereof, including, without limitation, the permits described on Exhibit A-4. Purchaser will pay all fees in connection with the transfer of the Permits or changes in operating rights. The parties acknowledge that Linn will drill wells as provided by this Agreement using EPLLC's drilling permits until EPLLC's bond can be transferred under applicable state reclamation regulations, and will use their best efforts to effect the transfer at the earliest possible date. Notwithstanding anything contained elsewhere in this Agreement to the contrary, Purchaser shall indemnify, defend and hold harmless EPLLC from and against any claims or liability whatsoever arising out of operations conducted under EPLLC's permits.

          1.2    Assumption of Obligations.    From and after the Closing, Purchaser assumes and agrees to perform all express or implied covenants and obligations of Seller relating to the Interests accruing from and subsequent to the Closing Date, including without limitation Seller's obligations under the agreements attached as Schedule 1.2, excluding any such liability arising as a direct result of due t the nonfeasance or malfeasance of Seller, or due to a breach of such instruments by Seller prior to Closing.

          1.3    Farmout Agreement.    Purchaser agrees to enter into a farmout agreement in the form attached as Exhibit C and on the terms set forth therein, covering all undeveloped leasehold identified by EPLLC not included in the Oil and Gas Interest.

          1.4    Gas Pipeline Sharing Agreement.    The parties agree to enter into a gas pipeline sharing agreement in the form attached as Exhibit D so as to enable EPLLC and/or its affiliate MethEx Energy, LLC to transport gas and/or coal gas from the wells and Stalnaker Leasehold (Lease #4421C) specifically described therein.

          1.5    Excluded Assets.    The following shall not be included in the purchase and sale under this Agreement: (i) coal bed methane rights (solid coal, gob, open mine gas), except with respect to the existing dual completion well referred to as Freeland #3; (ii) fee mineral interests not included in the Oil and Gas Interest; and (iii) all royalty and overriding royalty interests not included in the Oil and Gas Interest.

        2.    The Closing; Right of First Refusal.     The asset purchase agreement shall be finalized and executed by Seller and Purchaser by October 28, 2005. The sale and purchase provided in this Agreement shall be closed on October 31, effective at 11:59 PM E.S.T on September 30, 2005 (the "Effective Time"), or such other date as may be mutually agreed upon by the parties, at the offices of EPLLC. The date and event of the sale and purchase are, respectively, hereinafter referred to as the "Closing Date" and the "Closing." For a period of one year from the date of Closing, each of EPLLC and EPI grants to Purchaser a continuing right of first refusal to purchase any well(s) EPLLC or EPI owns or operates, now or in the future, if located within a ten mile radius of any well listed on Exhibit "A" attached hereto. EPLLC or EPI will provide written notice of its intention to sell and Purchaser shall respond to such notice within thirty days of receipt of such notice. Purchaser's failure to respond to any notice will be deemed to be election not to purchase.

        3.    Payment of Consideration.

          3.1    Basic Amount.    The purchase price for the Interests shall be (a) ONE HUNDRED FIFTEEN MILLION and 00/100 DOLLARS ($115,000,000.00) (the "Purchase Price"), which shall be paid by Purchaser on the Closing Date in immediately available funds and (b) the assumption of obligations more fully addressed at Section 1.2.

          3.2    2005 Drilling Included in Basic Amount; Closing Adjustments.    The purchase price in Section 3.1 assumes the drilling and completion by EPLLC prior to Closing of new wells in

  EPLLC's 2005 program as shown on Exhibit E-1, at $185,000 for each well. A corresponding downward adjustment to the purchase price shall be made at Closing for any of the wells not completed by the Closing Date. A list of wells that will not be completed as of the Closing Date is attached as Exhibit E-2. As to any wells not completed by the Closing Date, Purchaser shall reimburse EPLLC for the estimated costs EPLLC incurs up to the Closing Date relating to preparing locations for drilling, including, but not limited to, the costs of permits, surveys, well water tests, title fees leasehold fees, building location, cutting timber, culverts and stone, subject to post-Closing adjustment under Section 3.6 below. The parties shall agree prior to Closing on the cost to complete all drilling and reclamation of wells drilled by EPLLC but not finalized as of the Closing Date, as set forth on Exhibit E-3 to be attached hereto at Closing.

          3.3    Other Closing Adjustments.    The final purchase price shall be further adjusted for the price allocable to any Oil and Gas Interests of Other Sellers for whom selling documents are not presented at closing and for the exercise of any preferential election rights, with provision for further such adjustments to be made post-closing if necessary. In addition, adjustment shall be made for the value of severed substances, as described in Section 1.1(C), transferred as of the Closing Date.

          3.4    Escrow of Ad Valorem Taxes and Suspense Items.    An interest- bearing escrow account shall be established at closing under an escrow agreement substantially in the form of Exhibit Ffor ad valorem taxes payable by EPLLC after closing and for suspended revenue items listed on Schedule 3.4.

          3.5    Exchange of Like-Kind Property.    The Seller may wish to enter into a non-simultaneous exchange of property subsequent to the Closing pursuant to §1031 of the Internal Revenue Code. If the Seller notifies the Purchaser of its intent to do so prior to the Closing, Purchaser agrees to execute additional escrow instructions, documents, agreements or instruments to effect the exchange, provided that Purchaser shall incur no additional costs, expenses or liabilities as a result of or in connection with the exchange and shall nto be required to take title to any other property.

          3.6    Adjustment Post-Closing.

            A.    On or before one hundred twenty (120) calendar days following the Closing, Seller will prepare and deliver to Purchaser a statement ("Settlement Statement") detailing, by item, proposed adjustments reflecting the Net Proceeds. The amount of said adjustment shall be paid within ten (10) days after delivery of the Settlement Statement. "Net Proceeds" shall be determined by utilizing the following formula:

        Seller shall be credited with (a) the amount of costs, including administrative expenses, paid by Seller in connection with the operation of the Interests subsequent to the Effective Time, (b) an amount equal to all costs and expenses attributable to the Interests that are paid by or on behalf of Seller prior to the Closing Date and attributable to the period after the Effective Time, (c) an amount equal to any underestimate in costs reimbursed EPLLC by Purchaser under Section 3.2 above, and (d) an amount equal to all costs and expenses attributable to other equipment used or obtained for use in connection with the Oil and Gas Interest, as described in Exhibit C-1, that are paid by or on behalf of Seller for repairs, maintenance, parts, etc., performed prior to the Closing Date and attributable to the period after the Effective Time.

        Purchaser shall be credited with (a) proceeds received by Seller that are attributable to the Interests for the period after the Effective Time, (b) an amount equal to all costs and expenses paid by Purchaser in connection with operation of the Interests prior to the Effective Time, (c) an amount equal to any overestimate in costs reimbursed EPLLC by Purchaser under Section 3.2 above, and (d) the value of any Interests for which the net revenue interest is less than as indicated in Seller's disclosure schedules attached to this Agreement. Purchaser and Seller will pay or refund, as the case may be, the difference.

        Purchaser shall pay EPLLC Two Hundred twenty-five Dollars ($225.00)/well/month for operating the wells between the Effective Time and Closing.

        Seller shall make available to Purchaser all information reasonably required to verify whether proposed adjustments detailed on the Settlement Statement are correct. Seller and Purchaser shall determine if any additional adjustments should be made beyond those made at Closing, and shall make any such adjustments by appropriate payments from Seller to Purchaser or from Purchaser to Seller. At such time, Seller shall furnish Purchaser a certificate from an officer stating that, to such officer's knowledge, there are no known outstanding payables of Seller.

        All recording and filing fees, and any sales taxes or transfer fees on vehicles attributable to or arising from the transaction will be paid by the Purchaser. Sales and transfer taxes, if any, due upon any other items of the Interests conveyed to Purchaser shall be divided evenly by Seller and Purchaser.

            B.    Following the adjustments under subsection 3.6.A. above, no further adjustments shall be made to the Purchase Price under this Section 3.

            C.    Purchaser shall pay over to Seller within ten (10) days after receipt any proceeds received by Purchaser for products sold or services rendered by Seller prior to the Closing Date.

          3.7    Allocation of Purchase Price.    Seller and Purchaser have agreed upon the allocation of the cash Purchase Price among the Interests ("Allocated Values") prior to the Closing Date, as set forth on Schedule 3.7. Seller and Purchaser each agree to be bound by such allocations of the cash Purchase Price for all purposes of this Agreement.

        4.    Closing Documents.

          4.1    Documents to be Delivered by the Seller.    Seller agrees to deliver to Purchaser at or before the Closing the following:

            A.    Instruments substantially in proper form to transfer the assets to be transferred to Purchaser, in a form satisfactory to Purchaser and its counsel;

            B.    Any documents needed to be filed with governmental authorities to record the change of operator of the wells, subject to state reclamation regulations that will delay transfer of EPLLC's drilling permits, as described above);

            C.    A copy of all of EPLLC's books and records and other data relating to the Interests, including but not limited to all of EPLLC's files, abstracts and title opinions, accounting records and other similar files and records which directly relate to the Interests;

            D.    A copy, certified as of the date of the Closing by the Secretaries of EPLLC and EPI, of the resolutions of EPLLC's and EPI's Boards of Directors, authorizing the execution, delivery and performance of this Agreement and the related documents;

            E.    Incumbency certificates, dated the date of Closing, executed by the Secretaries of EPLLC and EPI, which shall certify by name and title and bear the signature of the officers of EPLLC and EPI authorized to sign this Agreement and the related documents.

          4.2    Documents to be Delivered by Purchaser.    Purchaser agrees to deliver to Seller at the Closing the following documents which shall be in form and substance satisfactory to the Seller and its counsel:

            A.    The Purchase Price as described in Section 3;

            B.    A copy, certified as of the date of Closing by an officer of Purchaser, of the resolutions of the Purchaser's Board of Managers, authorizing the execution, delivery and performance of this Agreement and the related documents; and

            C.    An incumbency certificate, dated the date of the Closing, executed by an officer of Purchaser, which shall certify by name and title and bear the signature of the officers of Purchaser authorized to sign this Agreement and the related documents.

        5.    Access to Properties and Records.     From and after the date of this Agreement, EPLLC shall afford to the officers, attorneys, accountants, and other authorized representatives of Purchaser free and full access to the Interests, books and records of EPLLC relating to the Interests in order that Purchaser may have full opportunity to make whatever investigation it shall desire of the Interests, provided that the investigation shall not unreasonably interfere with the operations of EPLLC. From and after the execution of this Agreement until the Closing, EPLLC will, within forty-five (45) days of each monthly production cycle, provide to Purchaser a monthly accounting of the allocation of produced volumes and revenues attributable to the Interests.

        6.    Representations and Warranties of EPLLC and EPI.     Each of EPLLC and EPI, jointly and severally, represents and warrants unto Purchaser that as of the date hereof and as of the Closing Date:

          6.1    Due Organization.    EPLLC is a limited liability company, and EPI is a corporation, duly organized and in good standing under the laws of the Commonwealth of Virginia. Each of EPLLC and EPI has the power to own its properties and assets and to carry on its business as now conducted, and is duly qualified to do business and is in good standing in every jurisdiction in which the nature of its business makes proper qualification necessary.

          6.2    Authority.    Each of EPLLC and EPI has full power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder in accordance with the terms hereof; all necessary action to authorize this Agreement and the consummation of the transactions contemplated hereby on the part of EPLLC and EPI has been and will be duly and effectively taken, including without limitation, the approval thereof by the Boards of Directors of EPLLC and EPI; and this Agreement constitutes the valid and binding obligation of EPLLC and EPI enforceable in accordance with its terms.

          6.3    Labor Matters.

            A.    The personnel which currently operate and maintain the Interests on behalf of EPLLC are not members of a labor union and there is no collective bargaining agreement in place with respect to their employment relating to the Interests; Purchaser shall not be required to hire or continue the employment of any of said employees; and Purchaser shall not be liable for any violations of labor law committed by EPLLC, either before or after the Closing, in connection with the Interests. The personnel which currently operate and maintain the Interests on behalf of EPLLC shall remain employees of EPLLC until Closing except for changes of personnel in the Ordinary Course of Business.

            B.    Purchaser shall not be liable to any employees of EPLLC in connection with any employee benefit plans relating to such employees' employment related to the Interests on behalf of EPLLC, including but not limited to pension, savings, retiree insurance, layoff, or any other plans or benefits.

            C.    With respect to the contemplated transactions, EPLLC has not violated the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar state or local Legal Requirement.

            D.    With respect to the Interests, EPLLC has complied in all respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements, the payment of social security and similar taxes and occupational safety and health. EPLLC is not liable for the payment of any taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

          6.4    Right-of-Way and Fee Property.    Seller, lessee or holder under the Rights-of-Way and the Fee Property which are included among the Interests, all of which Rights-of-Way and Fee Property are described on Exhibit A-3. Seller now enjoys and on the Closing Date will enjoy quiet and undisturbed possession under each of said Rights-of-Way and Fee Property to the extent described in Exhibit A-3. All Rights-of-Way are in full force and effect, and all payments due thereon will be fully and timely paid at or prior to Closing. To the best of EPI or EPLLC's knowledge, use of the real property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to "permitted nonconforming" use or structure classifications.

          6.5    Owned and Leased Tangible Personal Property.

            A.    Title to all items of tangible, personal property and equipment included within the Interests is held by the Seller, free and clear of any claim, lease, mortgage, security interest, conditional sale agreement or other title retention agreement, restriction or lien or encumbrance of any kind or nature whatsoever, except as set forth on Schedule 6.5.

            B.    (i) To the best of EPI or EPLLC's knowledge, all items of tangible personal property and equipment are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled; (ii) no part of any tangible personal property and equipment encroaches on any real property not included in the Rights-of-Way and Fee Property, and there are no buildings, structures, fixtures or other tangible personal property and equipment primarily situated on adjoining property which encroach on any part of the Rights-of-Way and Fee Property; and (iii) the Rights-of-Way and Fee Property for each owned facility abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such land, is supplied with public or quasi-public utilities and other services appropriate for the operation of the facilities located thereon and is not located within any flood plain or area subject to wetlands regulation or any similar restriction.

            C.    Each item of tangible personal property and equipment is in working condition. Except as disclosed in Schedule 6.5, all items of tangible personal property and equipment used in Seller's business is in the possession of Seller

            D.    EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER EXPRESSLY NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE CONDITION OF THE ASSETS IDENTIFIED IN SECTION 6.5 (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE).

          6.6    Taxes.    EPLLC has timely and properly filed all Tax Returns and reports and forms which it has been required to file, either on its own behalf or on behalf of other persons or entities related to the ownership and/or operation of the Interests, including but not limited to sales, use, occupation, surtax, franchise, Social Security, withholding, property, excise, ad valorem and severance taxes, all such returns and reports and forms being true and correct and complete in all respects, and has paid or will pay at or prior to Closing or when such taxes become due, all taxes, including penalties and interest, if any, which have or will become due pursuant to such returns or reports or forms or pursuant to assessments relating to the ownership and/or operation of the Interests by Seller.

          6.7    Operating Agreements and Contracts.    Schedule 6.7(a) lists all written or oral operating agreements and Schedule 6.7(b) lists all gas gathering, transportation and sales contracts, and commitments (collectively "Contracts"). To the best of its knowledge, Seller is not in default under any of the Contracts; no claim of default thereunder has been asserted against Seller. All such Contracts are legally valid and binding and in full force and effect. Copies of all Contracts which are in writing will be made available to Purchaser by EPLLC and are true and complete and include all amendments and supplements thereto.

          6.8    Balancing Rights, Refunds, Suspense Accounts, Call Options.    Except as described in Schedule 6.8, EPLLC has not produced or sold gas subject to balancing rights of third parties or subject to balancing duties under governmental requirements, and EPLLC is not obligated by virtue of any prepayment made under any production sales contract or any other contract containing a take-or-pay clause, or under any similar arrangement, to deliver oil, gas or other minerals produced from or allocated to any of the Interests without receiving full payment therefor at the time of delivery. Except as described in Schedule 6.8, EPLLC has not collected any proceeds from the sale of hydrocarbons produced from the Interests which are subject to refund. Except as set forth in Schedule 6.8, proceeds from the sale of oil, gas and natural gas liquids from the Interests are being received by EPLLC in a timely manner and are not being held in suspense for any reason. Except as disclosed in Schedule 6.8, no person has any call upon, option to purchase or similar rights with respect to the Interests or to the production therefrom.

          6.9    Environmental Matters.    To the best of EPLLC's knowledge, except as disclosed in Schedule 6.9, there has not been placed any Hazardous Substance (hereafter defined) upon or within the properties included within the Interests and as such EPLLC is currently in material compliance with all applicable Environmental Laws (hereafter defined), and there has not been any material violation of any applicable Environmental Laws in effect prior to the date hereof. As used in this Agreement, the term "Environmental Laws" include but are not limited to any Legal Requirement that requires or relates to:

            (a)   advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or Hazardous Substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the environment;

            (b)   preventing or reducing to acceptable levels the Release of pollutants or Hazardous Substances or materials into the environment;

            (c)   reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

            (d)   assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the environment when used or disposed of;

            (e)   protecting resources, species or ecological amenities;

            (f)    reducing to acceptable levels the risks inherent in the transportation of Hazardous Substances, pollutants, oil or other potentially harmful substances;

            (g)   cleaning up pollutants that have been Released, preventing the threat of Release or paying the costs of such clean up or prevention; or

            (h)   making responsible parties pay private parties, or groups of them, for damages done to their health or the environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

        Examples of such Environmental Laws include but are not limited to the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§6901 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq. and any federal, state or local law, statute, charter or ordinance, and any rule, regulation, binding interpretation, binding policy, permit, order, court order or consent decree issued pursuant to any of the foregoing, which pertains to, governs or otherwise regulates any of the events or activities hereinabove described. As used in this Agreement, the term "Hazardous Substance" shall mean substances defined and/or regulated by federal or state agencies as (a) hazardous substances and pollutants or contaminants in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq., (b) hazardous wastes and regulated substances in the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§6901 et seq., (c) hazardous chemicals in the Emergency Planning and Community Right-To-Know Act, (d) hazardous air pollutants under the Clean Air Act, (e) hazardous substances or toxic pollutants regulated under the Federal Water Pollution Control Act, (f) chemical substances regulated under the Toxic Substances Control Act and (g) crude oil and natural gas liquids. To the best of EPLLC's knowledge, there is currently no material environmental liability in connection with the Interests arising under Environmental Laws. To the best of EPLLC's knowledge, there are currently no underground storage tanks whatsoever, in-use, retired or abandoned, located upon the acreage covered by the Rights-of-Way and/or the Fee Property, including, but not limited to underground gasoline tanks, brine tanks or any other storage tank that would hold any and all liquid or gaseous products.

          6.10    Regulatory Jurisdiction.    Except as disclosed in Schedule 6.10, neither the ownership nor the operation of the Interests by the Seller is currently subject to certificate authority or rate regulation under the Natural Gas Act or the Natural Gas Policy Act as an interstate pipeline, natural gas company or marketing affiliate, nor is the ownership or operation of the Interests subject to rate regulation by any state jurisdictional agency.

          6.11    No Adverse Changes.    Except as set forth on Schedule 6.11 hereto, since January 1, 2005, there has not been:

            A.    any change in the condition (financial or otherwise) of the Interests, except changes in the Ordinary Course of Business, that has been in any one case or in the aggregate materially adverse to the Interests;

            B.    any mortgage or pledge of, or creation of any lien, pledge, charge, security interest or encumbrance respecting the Interests except for liens of current property taxes not yet due and payable;

            C.    any damage, theft, destruction or casualty loss, whether or not covered by insurance, adversely affecting the Interests;

            D.    any sale, lease, transfer or assignment of the Interests;

            E.    any loss, waiver or release of any material rights of the Seller with respect to the Interests, whether or not in the Ordinary Course of Business or consistent with past practice;

            F.     the negotiation or execution of any arrangement, agreement or understanding with respect to the Interests to which the Seller is a party, which cannot be terminated on notice of thirty days or less without cost or penalty;

            G.    any work performed or materials furnished to the Seller which could result in the creation of a mechanic's, materialmen's or other lien against all or any portion of the Interests; or

            H.    any other transaction, contract or commitment entered into by the Seller with respect to the Interests otherwise than in the Ordinary Course of Business.

          6.12    Claims or Litigation.    Except as disclosed in Schedule 6.12, there is neither any suit, action, claim, mediation, investigation or other proceeding pending or threatened before any court or governmental agency, board, department, commission, bureau, or instrumentality (including but not limited to any federal, state, local or foreign Governmental Body concerned with the control of foreign exchange, energy, environmental protection or pollution control, franchising or other distribution arrangements, antitrust or trade regulation, civil rights, labor or discrimination, safety or health, zoning or land use), against the Seller pertaining to the Interests or which, if adversely determined, would materially impair the ability of the Seller to perform any of its obligations hereunder or result in a material adverse change in the business, properties, or condition of any of the Interests. Furthermore, there are no defaults by Seller under any applicable order, writ, injunction, decree or award of any court, arbitrator, mediator or any Governmental Body which would materially impair Seller's ability to perform any of its obligations hereunder or result in any material adverse change in the business, properties or conditions (financial or otherwise) of any of the Interests.

          6.13    Compliance with Laws.    Seller has complied in all material respects with all applicable laws, statutes, rules and regulations, orders and engineering standards of federal, state, local and foreign governments and governmental agencies applicable to the Interests and no claim of violation of any such laws or regulations exists on the date hereof.

          6.14    Licenses and Permits.    EPLLC has obtained all material licenses, franchises, permits and other authorizations (the "Permits") from federal, state, local and other Governmental Bodies necessary to operate the Interests. Except as set forth in Schedule 6.14, EPLLC has received no outstanding violations, notices of noncompliance therewith, judgments, consent decrees, orders or judicial or administrative actions(s) or proceeding(s) affecting any of said Permits.

          6.15    Consents and Approvals.    Except as set forth on Schedule 6.15 hereto, there are no authorizations, consents, approvals or notices required to be obtained or given by the Seller, or waiting periods required to expire, in order that Seller may execute and deliver this Agreement, and/or that the Interests may be transferred to Purchaser.

          6.16    Conflicts.    The execution and delivery of this Agreement by EPLLC and EPI does not, and the consummation of the transactions contemplated by this Agreement shall not, (a) violate or be in conflict with, or require the consent of any person or entity under any provision of the Governing Documents of EPLLC or EPI, (b) conflict with, result in a breach of, or constitute a default (or an event that with the lapse of time or notice, or both would constitute a default) under any agreement or instrument to which EPLLC or EPI is a party, (c) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to EPLLC or EPI, or (d) result in the creation of any lien, charge or encumbrance on any of the Interests.

          6.17    Enforceability.    This Agreement has been duly executed and delivered by Seller and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization or moratorium statutes, or other similar laws affecting the rights of creditors generally or equitable principles (collectively, "Equitable Limitations"). At the Closing all documents and instruments required hereunder to be executed and delivered by Seller shall be duly executed and delivered and shall constitute its legal, valid and binding obligations enforceable in accordance with their terms, except as enforceability may be limited by Equitable Limitations.

          6.18    Title of Seller.    Schedule 6.18 hereto sets forth any and all mortgages, pledges, liens, charges, security interests and encumbrances, other than those identified on Schedule 6.11, and other than Permitted Encumbrances, hereafter defined in Section 9.1, created by, through or under Seller.

          6.19    Disclosure.    No representation or warranty or other statement made by Seller in this Agreement contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

          6.20    Compliance with Securities and Exchange Commission.

            (a)   EPLLC has provided to Purchaser two(2) years and nine (9) months of revenues and expenses of all of the Interests being transferred to Purchaser.

            (b)   None of the provisions of this Agreement shall conflict with the requirements which the Purchaser must comply with of the Securities and Exchange Commission of the United States.

        7.    Representations and Warranties of Other Sellers.     The Other Sellers represent and warrant unto Purchaser that as of the date hereof and as of the Closing Date the representations and warranties of EPLLC and EPI in Section 6 are, to the best of their knowledge, true and correct as to EPLLC, EPI and the Other Sellers.

        8.    Representations and Warranties of Purchaser.     Purchaser represents and warrants unto Seller that:

          8.1    Due Organization.    Linn Energy Holdings, LLC is a limited liability company, and Linn Operating, Inc. and Mid Atlantic Well Service, Inc. are corporations, duly organized and existing and in good standing under the laws of the State of Delaware.

          8.2    Authorization.    Purchaser has full power, in accordance with law, to execute and perform this Agreement, and such execution and performance does not conflict with any Governing Documents of Purchaser or with any contract to which Purchaser is a party, or to which it is subject. The Board of Managers and Boards of Directors of Purchaser have authorized, or before the Closing shall have authorized, this Agreement, the transactions contemplated herein, and their execution by Purchaser.

          8.3    Enforceability.    This Agreement has been duly executed and delivered on behalf of Purchaser, and constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms, except as enforceability may be limited by Equitable Limitations. At the Closing all documents required hereunder to be executed and delivered by Purchaser shall be duly executed and delivered and shall constitute legal, valid and binding obligations of Purchaser enforceable in accordance with their terms, except as enforceability may be limited by Equitable Limitations.

          8.4    Conflicts.    The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated by this Agreement shall not, (a) violate or be in conflict with, or require the consent of any person or entity under any provision of Purchaser's Certificate of Formation or Articles of Incorporation, operating agreement or other Governing Documents, (b) conflict with, result in a Breach of, constitute a default (or an event that with the lapse of time or notice, or both, would constitute a default) under any agreement or instrument to which Purchaser is a party or is bound, or (c) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to Purchaser.

        9.    Survival of Representations and Warranties.     The liability of Seller and Purchaser under each of their respective representations and warranties contained in this Agreement shall survive the Closing and execution and delivery of the assignments contemplated hereunder for a period of one (1) year from the Closing Date, subject to the limitations contained in Section 6.17 [Equitable Limitations]; provided, however, that notwithstanding any other provisions of this Agreement, representations and warranties made with respect to taxes shall survive throughout the applicable statute of limitations period(s) for such taxes.

          10.    Additional Agreements of the Parties.

          10.1    Examination of Title; Title Defects.    From the date hereof to the Closing Date, Seller shall provide Purchaser full opportunity to examine the Interests, including but not limited to all records, files, reports and documents in Seller's possession, custody or control pertaining to the Interests as Purchaser reasonably may request.

        A "Title Defect" shall be deemed to include any lien, claim, defect, encumbrance or deficiency such that the Seller cannot convey title to Purchaser with covenant of special warranty, as contemplated herein, provided, no Permitted Encumbrance shall constitute a Title Defect. "Permitted Encumbrances" are, except as otherwise provided herein, comprised of tax liens and mechanics' liens for amounts not yet due and payable that will be discharged by Seller in the Ordinary Course of Business; any liens or security interests created by law or reserved with respect to the Interests for royalty, bonus, rental, or other payment obligations relating to the Interests that are not yet due and payable and that will be paid and discharged by Seller in the Ordinary Course of Business; easements and servitudes that do not materially impair the conduct of operations on the Interests; all royalties or other burdens that do not reduce Seller's NRI; any contracts or agreements to the extent such contracts or agreements do not reduce Seller's NRI; preferential rights to purchase with respect to which consents or waivers are obtained prior to Closing; and defects or irregularities of title arising out of events that have been barred by limitations.

          10.2    Environmental Audit; Environmental Defects.    Purchaser shall perform, or may have a third party perform prior to Closing, (a) a Phase I environmental audit of the Interests to determine if there exist any conditions attributable to the Interests which materially violate any Environmental Laws ("Environmental Defects"). (b) an audit of EPLLC's operating and financial records by the Purchaser's accountants, and (c) an engineering audit with respect to production volumes at the wells set forth on Exhibit "A". Purchaser shall provide to Seller a true and correct copy of the final report resulting from its environmental audit, at no cost to Seller, within sixty (60) days after said report becomes available to Purchaser. Seller recognizes that the complete final report resulting from Purchaser's environmental audit may not become available to Purchaser until after the Closing Date.

          10.3    Notification of Defects.

            A.    On or before Closing, Purchaser shall deliver to Seller, if it so elects, internal or third party due diligence reports (the "Due Diligence Reports"). Purchaser shall be solely responsible for the cost of obtaining the Due Diligence Reports.

            B.    Purchaser shall, at the same time, give written notice to Seller identifying each objection, other than the Permitted Encumbrances, which Purchaser may have concerning the Interests including, without limitation, any items revealed in any Due Diligence Reports, or otherwise. Seller has "Defensible Title" to the Properties and warrants Defensible Title to the Properties by, through, and under Seller, but not otherwise.

            C.    If Seller receives from Purchaser a timely written notice of Purchaser's objections to any matter concerning the Interests, as provided in the preceding subsection, Seller shall have five (5) business days following Seller's receipt of Purchaser's notice to give written notice to Purchaser (i) that Seller shall take all necessary action at Seller's expense to cure Purchaser's objections as set forth in said written notice of Purchaser; or (ii) that Seller is unwilling or unable to cure the matters giving rise to Purchaser's objections, in which event Purchaser shall have three (3) business days after receipt of Seller's notice to terminate the Agreement by notice in writing to the Seller. If no election to terminate is made in writing by Purchaser within such three (3) business day period, Purchaser shall have the authority to treat the item of the Interests as an excluded asset and reduce the Purchase Price by the allocable portion as set forth in Schedule 3.4.

            D.    In the event of termination of this Agreement under this Section, this Agreement shall be deemed null and void, and the parties hereto shall have no further obligations to or recourse against each other with regard to the matters provided for in this Agreement.

          10.4    Delivery of Books and Records.    Seller shall deliver to Purchaser, as soon as practicable after the Closing Date (but in no event more than ninety (90) days after the Closing Date), copies of all unrestricted books, maps, files, records and other information requested by Purchaser in the possession, custody or control of Seller and Seller's disbursement agents (including, without limitation, all land, and applicable accounting files, records and other material) relating to the Interests, or copies thereof at Purchaser's expense. After the Closing Date, Purchaser shall permit Seller reasonable access to such files and records.

          10.5    Insurance and Bonds.    Seller will, at Seller's expense, maintain in full force and effect until the Closing Date, all policies of insurance and all surety and other bonds to which the Seller is a party with respect to the Interests.

          10.6    Further Assurances.    From time to time (whether at or after Closing), as and when requested by the other, Seller and Purchaser or their successors or assigns will execute, acknowledge and deliver all such instruments and documents and take such other action as such parties may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby and to transfer to Purchaser the Interests. Seller shall use its reasonable efforts to cause the transactions contemplated by this Agreement to be consummated.

          10.7    Condemnation, Casualty Loss or Claims.    If, after the execution of this Agreement, and prior to the Closing Date, any item of the Interests is damaged or destroyed by fire or other casualty, is taken under the right of eminent domain, or proceedings for such purposes are pending or threatened, or if any item of the Interests is made the subject of any pending or threatened suit, action or other proceeding before any Governmental Body, then the existence of such a circumstance shall be treated as if the item of the Interests affected thereby were subject to a Title Defect; provided, if Purchaser shall elect to waive such defects affected by damage, destruction or other casualty, or taken under eminent domain, then all sums paid to Seller by reason of the damage, destruction or taking of such item of the Interests, and all of the right, title and interest of the Seller in and to any unpaid awards or other payments from third parties, and any claims, causes of action or demands against third parties, arising out of such damage, destruction, taking or pending or threatened taking, shall be assets of the Seller to which Purchaser shall be entitled. Prior to the Closing Date, Seller shall not voluntarily compromise, settle or adjust any such rights to awards or other payments, or any such claims, causes of action or demands without the prior written consent of Purchaser.

          10.8    Consents.    Promptly after execution hereof the Seller will proceed diligently to solicit any consents to the transfers contemplated hereby which are required to be obtained from third parties. Any item of the Interests which requires the consent of a third party for transfer where such consent cannot be obtained prior to the Closing Date (other than routine consents required in connection with federal and state leases), may, at Purchaser's option, be treated as an Excluded Asset, and the Purchase Price shall be adjusted downward by an amount reasonably agreed to by Seller and Purchaser.

          10.9    Operation of Interests.    EPLLC will continue to perform as operator, through the close of business on the Closing Date or through another mutually agreeable date.

          10.10    Notifications by Purchaser.    Immediately after the Closing, Purchaser shall notify all applicable operators, non-operators, oil and gas purchasers and Governmental Bodies that it has purchased the Interests.

          10.11    Operation of Interests.    Seller covenants and agrees that from the date hereof and up to and including the Closing Date, Seller:

    (i)
    will operate the Interests only in the usual, regular and ordinary manner;

    (ii)
    will maintain the Interests in the same repair, order and condition as of the date hereof, except for reasonable wear and use and damage by fire or other unavoidable casualty;

    (iii)
    will not become a party to any Contract relating to the Interests without obtaining the prior written consent of the Purchaser, other than Contracts in the Ordinary Course of Business which do not extend for more than one year or involve the payment of more than $10,000.00;

    (iv)
    will not borrow any funds or guaranty any obligations secured by the Interests; and

    (v)
    will promptly notify Purchaser in writing of any material adverse change in its business, operations or financial condition, or in the Interests.

          10.12.    Assistance in Proceedings.    EPLLC will cooperate with Purchaser and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Proceeding involving or relating to (a) any contemplated transaction, or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving the Interests.

          10.13    Customer and other Business Relationships.    After the Closing, EPLLC will cooperate with Purchaser in its efforts to continue and maintain for the benefit of Purchaser those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Purchaser after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and EPLLC will satisfy its retained liabilities in a manner that is not detrimental to any of such relationships. EPLLC will refer to Purchaser all inquiries relating to such business. Neither party nor any of its officers, employees, agents or shareholders shall take any action that would tend to diminish the value of the Interests after the Closing or that would interfere with the business of the other party to be engaged in after the Closing, including disparaging the name or business of the other party. Purchaser understands and acknowledges that the Interests conveyed under this Agreement comprise various operating and/or undivided interests in and to certain real and personal property and that one or more industry or non-industry third parties may also own undivided interests in such real and personal property though investment and participation under various operating agreements to be assigned to Purchaser pursuant to this Agreement or otherwise. Purchaser agrees that in the event of a dispute between Purchaser and Seller under this Agreement, Purchaser shall not assert any claim or offset against such industry or non-industry third party or parties nor attempt to deny the contractual benefits of any agreement between Seller and such third party or parties.

          10.14    Waiver of Jury Trial.    THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT, AT THE REQUEST OF EITHER SELLER OR PURCHASER, SHALL BE SUBMITTED TO BINDING ARBITRATION.

        11.    Conditions Precedent to Obligations of Purchaser.     The obligations of Purchaser under this Agreement are, at the option of Purchaser, subject to the conditions that, at or prior to the Closing Date:

          11.1    Execution of Agreement.    This Agreement shall have been signed by Seller obligating and committing Seller to sell to Purchaser all of the Interests, and Seller shall at the Closing on the Closing Date deliver to Purchaser all of the items required by this Agreement and Seller shall in addition fully comply with the terms and provisions hereof, it being understood and agreed that the obligation of Purchaser to purchase the Interests is conditioned upon performance hereunder by Seller.

          11.2    Compliance.    All of the terms, covenants and conditions of this Agreement to be complied with or performed by Seller at or before the Closing Date shall have been duly complied with and performed.

          11.3    Accuracy of Representations and Warranties.    The representations and warranties of Seller set forth in Section 6 hereof shall be true on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date. The provisions of this paragraph shall be self executing, and Seller, by having closed the sale of the Interests hereunder, shall be deemed conclusively to have certified at Closing that all such representations and warranties were true on and as of the Closing Date.

          11.4    No Adverse Effect.    The Interests shall not have been materially adversely affected as a result of any fire, accident, or other casualty or any act of God or the public enemy, unless they shall have been protected and fully covered by insurance.

          11.5    No Adverse Change.    There shall have been no changes in the Interests since the execution of this Agreement, other than changes in the Ordinary Course of Business that do not have a materially adverse effect on the value of the Interests.

          11.6    Board Approval.    Purchaser shall have received the duly authorized approval of its Board of Managers.

          11.7    Authorizations.    All authorizations, approvals, and consents of any Governmental Body necessary in connection with the sale and transfer of the Interests to Purchaser or for the continued operation of the Interests in the manner in which the Interests are now conducted after such transfer, shall have been secured, where possible, and where not possible, shall have been applied for by Seller and/or Purchaser, as applicable.

          11.8    Consents.    Seller shall have received all consents, permissions, novations and approvals by third parties necessary for the sale and transfer of the Interests.

          11.9    Litigation.    No action or proceeding shall have been instituted or threatened to set aside the transactions provided for herein or to enjoin or prevent the consummation thereof.

          11.10    Liens.    The liens listed in Schedule 6.11 shall have been released.

        12.    Conditions Precedent to Obligations of Seller.     The obligations of Seller under this Agreement are, at the option of Seller, subject to the condition that, at or before the Closing Date, all the terms, conditions, and covenants of this Agreement to be complied with and performed by Purchaser at or before the Closing Date shall have been duly complied with and performed.

        13.    Indemnification by Seller.     Seller shall defend, indemnify and save Purchaser and its members, managers, officers, affiliates, successors and assigns harmless from and against (a) any and all claims, liabilities, damages, losses, assessments, costs and expenses, including reasonable attorneys' fees and expenses and costs of suit (collectively, "Losses"), arising out of any and all inaccurate representations and out of any and all Breaches of covenants and warranties and stipulations and agreements and certifications made by or on behalf of Seller in this Agreement or in any document delivered hereunder, and (b) any Losses suffered or incurred by Purchaser resulting from, related to or arising from the ownership or operation of the Interests prior to the Closing by Seller or any of its affiliates, including, without limitation, losses attributable to Seller's noncompliance with any Environmental Laws. Notwithstanding the foregoing, Seller shall not be obligated to indemnify Purchaser in connection with any Losses until the total of all Losses exceeds Ten Thousand Dollars ($10,000.00) ("Minimum Threshold"), and then only for an amount by which such Losses exceed the Minimum Threshold. Seller shall under no circumstances be obligated to indemnify Purchaser for Losses in an aggregate amount in excess of the Purchase Price. Notwithstanding the foregoing, the Seller shall not be obligated to indemnify Purchaser in connection with any Losses unless Purchaser notifies Seller of such Losses no later than one (1) year from the Closing Date, subject to the limitations contained in Section 6.17, excluding however any Losses with respect to taxes.

        14.    Indemnification by Purchaser.     Purchaser shall defend, indemnify and save Seller and its shareholders, directors, officers, successors and assigns harmless from and against (a) any and all Losses arising out of any and all inaccurate representations and out of any and all Breaches of covenants and warranties and stipulations and agreements and certifications made by or on behalf of Purchaser in this Agreement or in any document delivered hereunder, (b) any Losses suffered or incurred by Seller resulting from, related to or arising from (i) Purchaser's drilling activities under EPLLC's drilling permit as described in Section 1.1(H), (ii) Purchaser's noncompliance with any regulatory requirements relating to its acquisition and reporting of the acquisition of assets in this Agreement, including without limitation Securities and Exchange Commission requirements, or (iii) the ownership or operation of the Interests after the Closing by Purchaser or any of its affiliates, including, without limitation, Losses attributable to Purchaser's noncompliance with any Environmental Laws

        15.    Arbitration.

          15.1    Binding Arbitration.    On the request of any party hereto, whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind now existing or hereafter arising between any of the parties hereto in any way arising out of, pertaining to or in connection with this Agreement (a "Dispute") shall be resolved by binding arbitration in accordance with the terms hereof. Any party may, by summary proceedings, bring an action in court to compel arbitration of any Dispute.

          15.2    Governing Rules.    Any arbitration shall be administered in accordance with the terms of this Section and the Federal Arbitration Act, 9 U.S.C §§1 et seq. Judgment on any award rendered by an arbitrator may be entered in any court having jurisdiction.

          15.3    Arbitrator.    Any arbitration shall be conducted before one arbitrator. The arbitrator shall be a practicing attorney licensed to practice in the State of West Virginia, who is knowledgeable in the subject matter of the Dispute selected by agreement between the parties hereto. If the parties cannot agree on an arbitrator within 30 days after the request for an arbitration, then any party may request the federal district court to select an arbitrator. The arbitrator may engage engineers, accountants or other consultants that the arbitrator deems necessary to render a conclusion in the arbitration proceeding.

          15.4    Conduct of Arbitration.    To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute. Arbitration proceedings shall be conducted in Charleston, West Virginia. The arbitrator shall be empowered to impose sanctions and to take such other actions as the arbitrator deems necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. At the conclusion of any arbitration proceeding, the arbitrator shall make specific written findings of fact and conclusions of law. The arbitrator shall have the power to award recovery of all costs and fees but not punitive damages to the prevailing party. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law.

          15.5    Costs of Arbitration.    All fees of the arbitrator and any engineer, accountant or other consultant engaged by the arbitrator, shall be paid by Purchaser and Seller equally unless otherwise awarded by the arbitrator.

        16.    Expenses.     Except as otherwise specifically provided in this Agreement, Seller shall pay its own expenses and costs, including, without limitation, all counsel fees, and Purchaser shall pay its expenses and costs in connection with this Agreement and the transactions contemplated hereby, including any counsel fees, and recording costs. Any and all applicable real property transfer taxes shall be borne by Purchaser.

        17.    Notice.     "Notice" means any notice, demand, request, or other communication or document to be provided under this Agreement to a party to this Agreement. The Notice shall be in writing and shall be given to the party at its address or telecopy number set forth below or such other address or telecopy number as the party may later specify for that purpose by notice to the other party. Each Notice shall, for all purposes, be deemed given and received:

            A.    If given by telecopy, when the telecopy is transmitted to the party's telecopy number specified below and confirmation of complete receipt is received by that transmitting party during normal business hours or on the next business day if not confirmed during normal business hours;

            B.    If hand delivered to a party against receipted copy, when the copy of the Notice is receipted;

            C.    If given by a nationally recognized and reputable overnight delivery service, the day on which the Notice is actually received by the party; or

            D.    If given by any other means or if given by certified mail, return receipt requested, postage prepaid, three (3) business days after it is posted with the United States Postal Service, at the address of the party specified below:

If to Seller:	Exploration Partners, LLC P.O. Box 930 Bridgeport, WV 26330 Telephone: (304) 842-8777 Fax: (304) 842-8786 Attention: Louis A. Ferrari
with a copy to:	Exploration Partners, LLC P.O. Box 7831 Charlottesville, VA 22906 Telephone: (434) 973-8311 Fax: (434) 973-8342 Attention: Thomas A. Dingledine, President
and:	Christopher B. Wallace Attorney at Law 1602 Sunset Avenue Utica, NY 13502 Telephone: (315) 735-4599 Fax: (315) 735-4562
and:	Elizabeth H. Woodard Attorney at Law 2421 Ivy Road Charlottesville, VA 22903 Telephone: (434) 977-9823 Fax: (434) 817-7410
If to Purchaser:	Linn Energy Holdings, LLC 1700 N. Highland Road Pittsburgh, PA 15241 Telephone: 412-440-1400 Fax: 412-440-1499 Attention: Michael C. Linn, President
with a copy to:	Sherrard, German & Kelly, P.C. 28th Floor, Two PNC Plaza 620 Liberty Avenue Pittsburgh PA 15222 Telephone: 412-355-0200 Fax: 412-261-6221 Attention: Susan J. Messer, Esquire

        If any Notice is sent by telecopy, the transmitting party may as a courtesy send a duplicate copy of the Notice to the other party by regular mail. In all events, however, any Notice sent by telecopy transmission shall govern all matters dealing with delivery of the Notice, including the date on which the Notice is deemed to have been received by the other party.

        The provisions above governing the date on which a Notice is deemed to have been received by a party to this Agreement shall mean and refer to the date on which a party to this Agreement, and not its counsel or other recipient to which a copy of the Notice may be sent, is deemed to have received the Notice.

        If Notice is tendered under the provisions of this Agreement and is refused by the intended recipient of the Notice, the Notice shall nonetheless be considered to have been given and shall be effective as of the date provided in this Agreement.

        18.    Termination Events.

          18.1     By written notice given prior to the Closing, this Agreement may be terminated as follows:

            (a)   by Purchaser if a material Breach of any provision of this Agreement has been committed by Seller and such Breach has not been waived by Purchaser;

            (b)   by Seller if a material Breach of any provision of this Agreement has been committed by Purchaser and such Breach has not been waived by Seller;

            (c)   by Purchaser if any condition in Section 10 has not been satisfied as of the date specified for Closing or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement), and Purchaser has not waived such condition on or before such date;

            (d)   by Seller if any condition in Section 11 has not been satisfied as of the date specified for Closing or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement), and Seller has not waived such condition on or before such date;

            (e)   by mutual consent of Purchaser and Seller;

            (f)    by Purchaser if the Closing has not occurred on or before November 5, 2005, or such later date as the parties may agree upon; or

            (g)   by Seller if the Closing has not occurred on or beforeNovember 5, 2005, or such later date as the parties may agree upon.

          18.2.     Each party's right of termination under Section 18.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 18.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 18.2 (except for those in Section 9) will survive; provided, however, that if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

        19.    Miscellaneous

          19.1.    Broker's Fees—Seller's Indemnification.    Seller shall indemnify Purchaser against, and hold it harmless from, any and all liabilities, including, without limitation, counsel fees and other costs of defending against liabilities for a brokerage commission, to any person, firm, or corporation for any brokerage commission or finder's fee in connection with any of the transactions contemplated by this Agreement, arising out of acts by the Seller.

          19.2.    Broker's Fees—Purchaser's Indemnification.    Purchaser shall indemnify the Seller against, and hold it harmless from, any and all liabilities, including, without limitation, counsel fees and other costs of defending against liabilities for a brokerage commission, to any person, firm, or corporation for any brokerage commission or finder's fee in connection with any of the transactions contemplated by this Agreement, arising out of acts by Purchaser.

          19.3    Integration.    This instrument contains the entire agreement between the parties hereto with respect to the transaction contemplated hereby and shall not be changed or terminated except by written amendment signed by the parties hereto. Neither party has made any representations to the other except as set forth in this Agreement or in the schedules hereto.

          19.4    Exhibits and Schedules.    All exhibits and schedules referred to herein are attached hereto and by this reference made a part hereof.

          19.5    Counterparts.    This Agreement may be executed in any number of counterparts, and all counterparts executed by Purchaser and Seller together shall constitute one and the same Agreement, and it shall not be necessary for Purchaser and Seller to execute the same counterpart hereof.

          19.6    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, no permitted assignment by any party shall relieve such party of any of its obligations hereunder.

          19.7    Section Headings.    The section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

          19.8    Superseding Effect.    This Agreement supersedes any prior agreement and understanding between the parties with respect to the subject matter of this Agreement.

          19.9    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia applicable to contracts made and performed entirely therein, without regard to conflicts of laws provisions.

          19.10    Waivers.    This Agreement may not be modified, terminated, rescinded, discharged or canceled without the prior written consent of the party or parties against whom such modification, termination, rescission, discharge or cancellation is or may be asserted. No delay or omission by any party to exercise any right or power shall impair any such right or power or be construed to be a waiver thereof. No party's rights hereunder will be deemed waived except by a writing signed by such party. Without limitation, the occurrence of the Closing shall not be deemed a waiver of any party's rights except its right to refuse to close. A waiver of any provision of this Agreement on any occasion shall not constitute a waiver of such provision on any succeeding occasion.

          19.11    Time.    Time shall be of the essence with respect to all rights and obligations of Seller and Purchaser regarding due diligence hereunder.

          19.12    Construction.    This Agreement shall not be construed against the party preparing it, but shall be construed as if both parties prepared this Agreement. This Agreement is not intended to confer any rights or remedies upon any other persons who or which are not parties hereto.

          19.13    Assignment.    Neither Seller nor Purchaser may assign its rights or delegate its duties or obligations arising under this Agreement, in whole or in part, by operation of law or otherwise, before Closing, without the prior written consent of the other party.

          19.14    Public Announcements.    Subject to applicable securities laws or stock exchange requirements, at all times, Purchaser and Seller shall obtain the approval of the other before issuing any press release with respect to this Agreement or the transactions contemplated hereby. The parties agree that a press release may be issued, subject to the approval by all parties hereto, upon the execution of this Agreement.

          19.15    Confidentiality.    Neither party, nor its respective officers, directors, employees or representatives, will disclose to any person or entity any information relative to the Purchase Price or any adjustments thereto, unless and only to the extent that disclosure is required to be made under any federal or state law, rule or regulation or the order of any Governmental Body having competent jurisdiction except on a "need to know" basis. Notwithstanding the provisions of Section 8 hereinabove, the obligations contained in this Section 19.15 shall remain in effect for a period of five (5) years following the Closing Date.

          19.16    Cumulative Remedies.    Unless stated otherwise, all remedies available under this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available at law, in equity or otherwise. The use of any one right or remedy by either Seller or Purchaser shall not preclude or waive its right to use any or all other remedies.

          19.17    Severability.    If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction or in a binding arbitration, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

[Signatures are on the following page.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ATTEST:		SELLER:
EXPLORATION PARTNERS, LLC
By:		By:
Secretary
EXPLORATION PARTNERS, INC.
By:		By:
Secretary

ATTEST:	PURCHASER:
LINN ENERGY HOLDINGS, LLC
By:	By:

Title:	Title:

LINN OPERATING, INC.
By:	By:

Title:	Title:

MID ATLANTIC WELL SERVICE, INC.
By:	By:

Title:	Title:

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  Exhibit 10.8
ASSET PURCHASE AGREEMENT
BACKGROUND
  1. Transfer of Assets.
  2. The Closing; Right of First Refusal.
  3. Payment of Consideration.
  4. Closing Documents.
  5. Access to Properties and Records.
  6. Representations and Warranties of EPLLC and EPI.
  7. Representations and Warranties of Other Sellers.
  8. Representations and Warranties of Purchaser.
  9. Survival of Representations and Warranties.
  11. Conditions Precedent to Obligations of Purchaser.
  12. Conditions Precedent to Obligations of Seller.
  13. Indemnification by Seller.
  14. Indemnification by Purchaser.
  15. Arbitration.
  16. Expenses.
  17. Notice.
  18. Termination Events.
  19. Miscellaneous